FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-02

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/07/25 10:49:04 UTC-5:00
Subject:	WFCM 2025-C64 - PUBLIC NEW ISSUE **STATUS**

WFCM 2025-C64 - PUBLIC NEW ISSUE **STATUS**

$719.397MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BMO Capital Markets, Citigroup, Goldman Sachs & Co. LLC, J.P. Morgan, Societe Generale and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IP TSTATUS**
A-1	AAAsf/Aaa(sf)/AAA(sf)	$11.231	30.000%	2.73	1–60	19.0%	37.9%	J+65A Auction
A-2	AAAsf/Aaa(sf)/AAA(sf)	$21.000	30.000%	4.97	60-60	19.0%	37.9%	A5+20bp SUBJECT
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$16.454	30.000%	7.32	60-114	19.0%	37.9%	A5-3bp~1x
A-4*	AAAsf/Aaa(sf)/AAA(sf)	[$200.000]	30.000%	[9.60]	114-117	19.0%	37.9%	A5-2bp\ SUBJECT
A-5*	AAAsf/Aaa(sf)/AAA(sf)	[$326.833]	30.000%	[9.78]	117-119	19.0%	37.9%	J+76A/ A5+80
A-S	AAAsf/Aa1(sf)/AAA(sf)	$68.856	21.625%	9.88	119–119	16.9%	42.5%	J+100A~1.05x/1.05X
B	AA-sf/NR/AA+(sf)	$43.164	16.375%	9.96	119–120	15.9%	45.3%	J+120A SUBJECT
C	A-sf/NR/A+(sf)	$31.859	12.500%	9.97	120–120	15.2%	47.4%	J+160A~2.8x/3.1x

**There is some size protection in every class with status

*Sizes, WAL’s and Windows are subject to change as detailed in the Term Sheet

POOL BALANCE:	$822,168,756
NUMBER OF LOANS/PROPERTIES:	32 / 62
WA MORTGAGE INT. RATE:	6.6418%
WA CUT-OFF LTV:	54.2%
WA UW NCF DSCR:	1.80x
WA UW NOI DEBT YLD:	13.3%
WA ORIG TERM TO MATURITY:	118
TEN LARGEST LOANS:	58.8%

LOAN SELLERS:	GSMC (23.5%), CREFI (21.0%), WFB (16.1%), UBS AG (9.9%), SGFC (9.5%), JPMCB, (8.5%), BMO (5.5%), LMF (3.7%) AND NREC (2.4%)
TOP 5 STATES:	CA (21.0%), IL (15.3%), NY (14.0%), MI (8.3%), KY (5.9%)
TOP 5 PROPERTY TYPES:	HT (28.4%), RT (23.8%), MF (15.6%), IND (15.1%), SS (9.0%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR H, LLC

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.